Exhibit 99-1

NEWS BULLETIN
     FROM:


CalAmp Logo


FOR IMMEDIATE RELEASE


         CalAmp Announces Preliminary Fiscal 2008 Fourth Quarter Results


OXNARD, Calif., April 22, 2008--CalAmp Corp. (Nasdaq: CAMP), a leading provider of wireless products, services and solutions, today announced preliminary financial results for its fiscal 2008 fourth quarter ended February 28, 2008.

The Company expects to report consolidated revenues of approximately $29.8 million for the fourth quarter, which is within the previously provided revenues guidance range of $29 to $33 million. The Company also expects to report a fourth quarter GAAP-basis loss from continuing operations in the range of ($0.35) to ($0.39) per diluted share compared to earlier guidance of ($0.06) to ($0.10). These preliminary fourth quarter financial results are subject to final adjustments.

The GAAP basis loss from continuing operations was impacted primarily by a fourth quarter non-cash goodwill impairment charge of approximately $5.5 million pretax that resulted from the completion of the second phase of the impairment test. The Company had initiated an impairment test in the third quarter, but had not finalized its calculations of the actual charge. The fourth quarter also includes the previously reported pretax charge of $1.0 million for expenses associated with the departure of the Company's former CEO.

The Adjusted Basis (non-GAAP) loss from continuing operations for the fourth quarter is expected to be ($0.09) to ($0.12) per diluted share compared to
previous guidance of ($0.01) to ($0.05).   The Adjusted Basis (non-GAAP) loss
from continuing operations excludes net of tax amounts for the preliminary fourth quarter goodwill impairment charge ($5,062,000), amortization of intangible assets ($944,000) and stock-based compensation ($465,000).

Commenting on the Company's preliminary fourth quarter results, Rick Gold, CalAmp's President and Chief Executive Officer, said, "Despite the fact that the preliminary fourth quarter loss was greater than our original projections, our revenue was within the guidance range and we generated positive operating cash flow during the quarter. We ended the fourth quarter with a cash balance of $6.6 million, which is an increase of $1.5 million on a sequential quarter basis. We also finalized an amendment of our credit agreement with our lenders. As a result we can now move forward into Fiscal 2009 with enhanced financial flexibility as we execute our strategy to return CalAmp to profitability."

CalAmp expects to release final results for the Company's fiscal 2008 full year and fourth quarter after close of market on May 8, 2008.


About CalAmp Corp.

CalAmp is a leading provider of mission-critical high value wireless communications solutions that enable anytime/anywhere access. CalAmp's Wireless DataCom Division services the public safety, industrial monitoring and controls, and mobile resource management market segments with wireless solutions built on communications technology platforms that include proprietary licensed narrowband, standards-based unlicensed broadband and cellular networks. CalAmp's Satellite Division supplies outdoor customer premise equipment to the U.S. Direct Broadcast Satellite (DBS) market. For additional information, please visit www.calamp.com


Forward-Looking Statements
Statements in this press release that are not historical in nature are forward-looking statements, which involve known and unknown risks and uncertainties. Words such as "may", "will", "expect", "intend", "plan", "believe", "seek", "could", "estimate", "judgment", "targeting", "should", "anticipate", "goal" and variations of these words and similar expressions, are intended to identify forward-looking statements. Actual results could differ materially from those implied by such forward-looking statements. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

AT THE COMPANY:                      AT FINANCIAL RELATIONS BOARD:
Rick Vitelle                         Lasse Glassen
Chief Financial Officer              General Information
(805) 987-9000                       (213) 486-6546
                                     lglassen@frbir.com